Exhibit 5.1

McGuireWoods LLP 1251 Avenue of the Americas 20th Floor New York, NY 10020-1104 Phone: 212.548.2100 Fax: 212.548.2150 www.mcguirewoods.com

February 23, 2021

Cleveland BioLabs, Inc.

73 High Street

Buffalo, New York 14203

Cleveland BioLabs, Inc.

Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), in connection with the (i) Registration Statement on Form S-3 (File No. 333-238578) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance, offering and sale of certain securities of the Company, including Common Stock, and (ii) issuance by the Company of 2,000,000 shares of the Company’s Common Stock (the “Common Stock”), as described in the Company’s Prospectus, dated May 29, 2020 (the “Base Prospectus”) and Prospectus Supplement, dated February 19, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective on May 29, 2020. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

The Common Stock is being offered to investors in accordance with a Securities Purchase Agreement dated February 19, 2021 (the “Securities Purchase Agreement”), by and among the Company and each purchaser identified on the signature pages attached thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Securities Purchase Agreement.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)     the Registration Statement, including the exhibits filed therewith and incorporated by reference therein from previous filings made by the Company with the SEC;

(b)     the Base Prospectus;

(c)     the Prospectus Supplement; and

(d)     the Securities Purchase Agreement.

In addition we have examined and relied upon the following:

(i)     a certificate from the Corporate Secretary of the Company certifying as to (A) true and correct copies of the Restated Certificate of Incorporation, as amended, and the Second Amended and Restated Bylaws, as amended, of the Company (the “Organizational Documents”) and (B) the resolutions of the Board of Directors of the Company authorizing (1) the issuance of the Securities by the Company and (2) the execution, delivery and performance of the Securities Purchase Agreement (the “Authorizing Resolutions”);

(ii)     a certificate dated February 23, 2021 issued by the Secretary of State for the State of Delaware, attesting to the corporate status of the Company in the State of Delaware (the “Corporate Status Certificate”); and

(iii)     originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the internal laws of the State of New York and the Delaware General Corporation Law (the “DGCL”).

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)     Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Securities Purchase Agreement (if any) and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)     Signatures. The signatures of individuals who have signed or will sign the Securities Purchase Agreement are genuine and (other than those of individuals signing on behalf of the Company at or before the date hereof) authorized.

(c)     Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)     Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Securities Purchase Agreement are or will be, as of the date the Securities Purchase Agreement is executed and delivered, validly existing and in good standing in their respective jurisdictions of formation, except that no such assumption is made as to the Company as of the date hereof. All parties to the Securities Purchase Agreement have or will have, as of the date the Securities Purchase Agreement is executed and delivered, the capacity and full power and authority to execute, deliver and perform the Securities Purchase Agreement and the documents required or permitted to be delivered and performed thereunder. All individuals who will sign the Securities Purchase Agreement will have, as of the date the Securities Purchase Agreement is executed and delivered, the legal capacity to execute such Securities Purchase Agreement.

(e)     Authorization, Execution and Delivery of the Securities Purchase Agreement. The Securities Purchase Agreement and the documents required or permitted to be delivered thereunder have been or will be, as of the date the Securities Purchase Agreement is executed and delivered, duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be, as of the date the Securities Purchase Agreement is executed and delivered, duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f)     Securities Purchase Agreement Binding on Certain Parties. The Securities Purchase Agreement and the documents required or permitted to be delivered thereunder will be, as of the date the Securities Purchase Agreement is executed and delivered, valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Company.

(g)     Form and Governing Law of Certain Documents. The Securities Purchase Agreement is governed by the laws of the State of New York.

(h)     Noncontravention. Neither the execution and delivery of the Securities Purchase Agreement by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made as to the Company as to its Organizational Documents as of the date hereof, (ii) any law or regulation of any jurisdiction applicable to any such party except that no such assumption is made as to the Company as to any Applicable Law as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made as to the Company as of the date hereof.

(i)     Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Common Stock by the Company or to the execution and delivery of the Securities Purchase Agreement by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company as of the date hereof.

(j)     No Mutual Mistake, Amendments, etc. There has not been, and will not be, as of the date the Securities Purchase Agreement is executed and delivered, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Common Stock as contemplated by the Registration Statement, Prospectus and any supplements to the Prospectus. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Securities Purchase Agreement.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

When (i) the Common Stock has been issued and sold as contemplated by the Authorizing Resolutions, the Registration Statement, the Securities Purchase Agreement, the Prospectus and the Prospectus Supplement and (ii) the Company has received the consideration provided for in the Prospectus Supplement and the Securities Purchase Agreement, (iii) such consideration per share is not less than the amount required by the Authorizing Resolutions and (iv) certificates in the form required under the laws of the State of Delaware representing the Common Stock are duly executed, countersigned, registered and delivered, if such shares are certificated, such Common Stock will be validly issued, fully paid and non-assessable.

Matters Excluded from Our Opinions

We express no opinion with respect to the following matters:

(a)     Indemnification and Change of Control. The enforceability of any agreement of the Company as may be included in the terms of the Securities Purchase Agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of the Company, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or applicable law.

(b)     Jurisdiction, Venue, etc. The enforceability of any agreement of the Company in the Securities Purchase Agreement to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York, to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement of the Company regarding the choice of law governing the Securities Purchase Agreement.

(c)     Remedies. The enforceability of any provision in the Securities Purchase Agreement to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)     Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b)   Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)     Equitable Principles. Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in the Securities Purchase Agreement.

(d)     Unenforceability of Certain Provisions. Provisions contained in the Common Stock or the Securities Purchase Agreement which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render any of the Common Stock or the Securities Purchase Agreement invalid as a whole.

(e)     Choice of New York Law and Forum. To the extent that any of our opinions relate to the enforceability of the choice of State of New York law or any choice of New York forum provisions of the Securities Purchase Agreement, our opinion is rendered in reliance upon applicable New York state statutes and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Securities Purchase Agreement.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP